Exhibit 10.2

ASSUMPTION AGREEMENT

This Assumption Agreement (“Agreement”) is entered into and is effective as of March 15, 2011 by and between Miami-Dade County (“County”), a political subdivision of the State of Florida, and the Florida East Coast Railway, L.L.C., a Florida limited liability company (“FEC”).

WITNESSETH

WHEREAS, FEC currently owns, operates, and maintains hundreds of miles of railway facilities and rights of way within the State of Florida and within Miami-Dade County, including, without limitation, tracks and facilities connecting the FEC Hialeah Yard to the Dante B. Fascell Port of Miami-Dade rail bridge and on-Port rail facilities; and

WHEREAS, the County owns the Dante B. Fascell Port of Miami-Dade, a/k/a the County Seaport Department or Port of Miami, which serves as a vital economic engine to all of Miami-Dade County by, among other things, providing land, facilities and infrastructure utilized by the cruise and cargo industries to serve their substantial respective markets and customers; and

WHEREAS, the County desires to undertake certain rail related improvements on the Port of Miami (funded principally with federal TIGER II grant funds), which improvements will be owned by the Port of Miami and enhance Port-access options for the Port’s various cargo users; and

WHEREAS, FEC wishes to undertake certain improvements to its (off-Port) railway facilities to better accommodate the needs of current or prospective rail customers and to provide double-stacked container service to the Port of Miami; and

WHEREAS, FEC agrees under the terms expressed herein to design, construct, develop, and otherwise undertake, construct, and develop certain off-Port rail improvements located in Miami-Dade County, including the replacement and upgrade of 4.4 miles of FEC rail facilities leading to the Port of Miami; construction of improvements to certain roadway intersections along the Port Lead; reconstruction of the FEC’s southwest quadrant connection at Little River; and installation of new tracks at the FEC Hialeah Rail Yard, as described with greater particularity below as the “Off-Port Project Elements” and, upon the completion thereof, to operate and maintain the Off-Port Project Elements at FEC’s cost and expense; and

WHEREAS, the County and FEC will make arrangements subsequent to the signing of this Agreement for the sharing of funding of the installation of new tracks at the FEC Hialeah Rail Yard, provided, however, the County’s funding contribution shall not exceed $2.4 million.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the definitions set forth below:

a. “Grant Agreement” shall mean the written grant agreement between the County and MARAD dated                     , 2011, including all exhibits and attachments thereto.

b. “MARAD” shall mean the Maritime Administration, which is an agency of the U.S. Department of Transportation.

c. “Off-Port Project Elements” shall include all off-Port work and improvements described or referenced in the Grant Agreement, including all work and improvements included or described in Exhibit 1 attached hereto (as revised January 3, 2011).

d. “On-Port Project Elements” shall mean the elements of work described in Section 2.1 or Attachment A of the Grant Agreement as (1) the “Bascule Bridge”, (2) the Rail lines and Gantry System”, and (3) the “Intermodal Apron”, and which are expected to be undertaken or constructed on or within the Port of Miami and which shall be funded principally with the grant funds awarded to the County under the Grant Agreement.

1. Assumption of County’s Obligations

FEC acknowledges that the Grant Agreement between County and MARAD imposes on the County numerous requirements and obligations relating to the Off-Port Project Elements. FEC hereby assumes all of the County’s obligations and requirements under the Grant Agreement to the extent relating or pertaining to the Off-Port Project Elements, provided, however, FEC does not assume any of the County’s obligations under the Grant Agreement relating to the On-Port Project Elements, and further provided that with respect to the Grant Agreement monitoring and reporting obligations relating to the Off-Port Project Elements, rather than timely providing all such required information directly to MARAD, FEC shall provide same to the County at least fifteen (15) days prior to the time the County is required to present such information to MARAD. FEC further agrees to provide the County, promptly upon request, with any information and documents sought to demonstrate the respective compliance by FEC in connection with applicable Grant Agreement requirements pertaining to the Off-Port Project Elements. FEC also agrees to provide the County, promptly upon request, with any information or documents that may assist the County in demonstrating compliance by the County in connection with applicable Grant Agreement requirements pertaining to the Off-Port Project Elements.

2. Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

3. Governing Law

This Agreement and all performances hereunder shall be governed by and construed in accordance with the laws of the State of Florida.

4. Modifications

This Agreement may not be altered or amended and no rights hereunder may be waived except by an instrument in writing signed by the party against whom such amendment or waiver is asserted and, as to the County, subject to the prior approval by a duly adopted and effective resolution of the Board of County Commissioners of Miami-Dade County.

5. Applicable Laws

At all times each party shall perform all of its respective obligations in compliance with all applicable federal, state, county, and local laws, building codes, ordinances, rules and regulations, administrative and other orders and tariffs.

Dated and executed by the Parties as of March 15, 2011.

Attest:	MIAMI-DADE COUNTY, a political subdivision of the State of Florida

/s/ xxx	By:	/s/ George M. Burgess
George M. Burgess
County Manager
APPROVED AS TO FORM
AND LEGAL SUFFICIENCY:

/s/ xxx
County Attorney

Attest:	FLORIDA EAST COAST RAILWAY, L.L.C.

/s/ Kenneth Charron	By:	Husein Cumber
Kenneth G. Charron		Husein Cumber
VP, General Counsel & Secretary		EVP Corporate Development

Exhibit 1

Attached to the Assumption Agreement entered into by and between Miami-Dade County (“County”), a political subdivision of the State of Florida, and the Florida East Coast Railway, L.L.C., a Florida limited liability company (“FEC”).

***	Hialeah Yard Capacity Improvements shall include the following work which is expected to facilitate increased Port traffic, which includes surfacing intermodal ramp tracks, installing automated crossing protection and signals in Hialeah Yard in order to increase speed to 25MPH, extends paved areas to store containers and chassis and includes the acquisition of equipment needed to stack chassis and utility vehicles to allow safer and more efficient handling of Inter Box Connectors (IBCs). The specific tasks and approximate cost of each are noted below.

Specific Task	Unit Cost	Total
Surface 14,500 ft track	$6.50	$94,250.00
Install automated crossing protection 4 crossings	$151,000	$604,000.00
Extend signals into yard for higher speed		$150,000.00
Renew road crossings, 300 feet	$1895.00	$568,500.00
Pave Chassis Parking area, 20,000 sg.yd	$38.00	$760,000.00
Chassis Stacker, 2	$79,500	$159,000.00
Utility Vehicles, GRUT	$60,000	$120,000.00

Grand total		$2,455,750.00

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